Exhibit 3.4

KIMCO REALTY CORPORATION

CERTIFICATE OF CORRECTION

THIS IS TO CERTIFY THAT:

FIRST:            The title of the document being corrected is Articles Supplementary Classifying 1,849 Shares of 7.25% Class N Cumulative Convertible Perpetual Preferred Stock and 1,849 shares of 7.25% Class N Excess Cumulative Convertible Perpetual Preferred Stock (the “Articles”).

SECOND:       The sole party to the Articles is Kimco Realty Corporation, a Maryland corporation (the “Corporation”).

THIRD:           The Articles were filed with the State Department of Assessments and Taxation of Maryland (the “SDAT”) on December 28, 2023.

FOURTH:        The formula set forth in Section 7(D)(v) of the Articles as previously filed with the SDAT is set forth below:

AC + (SP1 x OS1)
CR1	=	CR0	x
OS0 – SP1

FIFTH:            The formula set forth in Section 7(D)(v) of the Articles as corrected hereby is set forth below:

AC + (SP1 x OS1)
CR1	=	CR0	x
OS0 x SP1

SIXTH:            The first sentence of Section 7(D)(vii) of the Articles as previously filed with the SDAT is set forth below:

(vii) Notwithstanding anything in this Section 7(D) to the contrary, if a Conversion Rate adjustment becomes effective pursuant to the any of the foregoing clauses (i), (ii), (iii), (iv) or (v) of this Section 7(D) on any Ex‑Date as described above, and a Holder that converts its Class N Preferred Stock on or after such Ex‑Date and on or prior to the related record date would be treated as the record holder of Common Stock as of the related Conversion Date set forth in Section 7(B) based on an adjusted Conversion Rate for such Ex‑Date, then, notwithstanding the foregoing Conversion Rate adjustment provisions, the Conversion Rate adjustment relating to such Ex‑Date will not be made for such converting Holder.

SEVENTH:       The first sentence of Section 7(D)(vii) of the Articles as corrected hereby is set forth below:

(vii) Notwithstanding anything in this Section 7(D) to the contrary, if a Conversion Rate adjustment becomes effective pursuant to any of the foregoing clauses (i), (ii), (iii), (iv) or (v) of this Section 7(D) on any Ex‑Date as described above, and a Holder that converts its Class N Preferred Stock on or after such Ex‑Date and on or prior to the related record date would be treated as the record holder of Common Stock as of the related Conversion Date set forth in Section 7(B) based on an adjusted Conversion Rate for such Ex‑Date, then, notwithstanding the foregoing Conversion Rate adjustment provisions, the Conversion Rate adjustment relating to such Ex‑Date will not be made for such converting Holder.

EIGHTH:         The undersigned acknowledges this Certificate of Correction to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Correction to be signed in its name and on its behalf by its Executive Vice President and Chief Financial Officer and attested to by its Assistant Secretary on February 21, 2024.

ATTEST: /s/ Kathleen M. Gazerro Name: Kathleen M. Gazerro Title: Assistant Secretary	KIMCO REALTY CORPORATION By: /s/ Glenn G. Cohen Name: Glenn G. Cohen Title: Executive Vice President and Chief Financial Officer